Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-292934) of GD Culture Group Limited (the “Company”) of our report dated March 27, 2026, relating to the consolidated balance sheet of the Company as of December 31, 2025, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes, included in GD Culture Group Limited’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference of GGF CPA LTD, as an independent registered public accounting firm, as expert in matters of accounting and auditing.

/s/ GGF CPA LTD

GGF CPA LTD

Guangzhou, the People’s Republic of China

March 27, 2026